Exhibit 2.1

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
Filed in the Office of Secretary of State State Of Nevada	Business Number
C19858-1996
Filing Number
20233079941
Filed On
4/3/2023 9:41:00 AM
Number of Pages
8

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and
Restated Articles (PURSUANT TO NRS 78.403)
Officer’s Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information	Name of entity as on file with the Nevada Secretary of State:
Planet Resource Recovery, Inc.

	Entity or Nevada Business Identification Number (NVID):	NV19961195353

2. Restated or	☒ Certificate to Accompany Restated Articles or Amended and Restated Articles
Amended and Restated Articles:	☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the
(Select one)	board of directors adopted on:
(If amending and	The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
restating only, complete	☒ Amended and Restated Articles
section 1, 2, 3, 5 and 6)	* Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)

☐   Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box)     ☐     incorporators     ☐     board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

☐ Officer’s Statement (foreign qualified entities only) -
Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:
Changes to takes the following effect:
☐	The entity name has been amended.	☐ Dissolution
☐	The purpose of the entity has been amended.	☐ Merger
☐	The authorized shares have been amended.	☐ Conversion
☐	Other: (specify changes)

* Officer’s Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.	Page 1 of 2 Revised: 12/12/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and
Restated Articles (PURSUANT TO NRS 78.403)
Officer’s Statement (PURSUANT TO NRS 80.030)
4. Effective Date and Time:	Date:	Time:
(Optional)	(must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect:
☒ The entity name has been amended.
☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
☐ The purpose of the entity has been amended.
☐ The authorized shares have been amended.
☐ The directors, managers or general partners have been amended.
☐ IRS tax language has been added.
☒ Articles have been added.
☐ Articles have been deleted.
☐ Other.
The articles have been amended as follows: (provide article numbers, if available)
I, III and VIII
(attach additional page(s) if necessary)

6. Signature: (Required)	X		CEO
		Signature of Officer or Authorized Signer	Title

	X		Director
		Signature of Officer or Authorized Signer	Title

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.	Page 2 of 2 Revised: 12/12/2022

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PLANET RESOURCE RECOVERY, INC.,
a Nevada corporation

1.	The name of the corporation is Planet Resource Recovery, Inc. (the “Corporation”) which has a vast company naming history since its incorporation. The Corporation was incorporated by filing its original articles of incorporation with the Secretary of State of Nevada (“SOS of Nevada”) on September 19, 1996, under the name “Biotherapeutics Corporation.” Then the Corporation amended its articles to change its name on January 17, 1997, to “Granite Development Corporation.” Then the Corporation amended its name on April 5, 1997, to “Technology Logistics Systems, Inc.” Later the Corporation amended its articles to change its name to “Interactive Business Development, Inc.” on December 16, 2005. On May 25, 2006, the Corporation amended its articles to change the name to “Anchor Technologies, Inc.” The Corporation amended its articles to change its name to “American Biodiesel Fuels Corp” on September 7, 2007. Due to a merger the Corporation amended its articles to change its name from “American Biodiesel Fuel Corp” to “Planet Resource Recovery, Inc.” on February 15, 2007. Now the Corporation is amending its articles of incorporation to change its name from “Planet Resource Recovery, Inc.” to “Recreatives Industries, Inc.”

2.	The Amended and Restated Articles of Incorporation (“Amended Articles”) reads as follows:

ARTICLE I

The name of the Corporation is Recreatives Industries, Inc.

ARTICLE II

The Corporation may engage in any lawful activity.

ARTICLE III

Classes of Stock. The total number of shares that the Corporation is authorized to issue is 1,460,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”); and 100,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). 100,000 shares of the Corporation’s Preferred Stock is designated as “Series A Preferred Stock.”

1.	Common Stock.

(a)	Dividend and Liquidation Rights. The dividend and liquidation rights of the holders of the Common Stock shall be subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock, as determined by the Board of Directors pursuant to Article III Section 2.

(b)	Voting Rights. Each holder of one share of Common Stock shall have the right to one (1) vote for each such share. The holders of shares of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(c)	2023 Reverse Stock Split. Effective as of the date of approval by FINRA, the Corporation’s shares of common stock issued and outstanding shall be subject to a 30 for 1 reverse stock split (“2023 Reverse Stock Split”).

2.	Preferred Stock. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of all other series at any time outstanding.

(a)	Series A Preferred Stock (the “Series A Stock”).

i.       Conversion. Any holder of the Series A Stock shall be entitled to convert each share of Series A Stock into 3,000 shares of the Corporation’s Common Stock.

ii.       Liquidation and Dividends. The Series A Stock, notwithstanding the prior preferences, if any, granted to any other class or series of stock before or after the issue date will entitle the holder of record to dividends as approved by the Board of Directors.

iii.       Voting Rights. The holders of the Series A Stock issued and outstanding, except as otherwise provided by law shall have and possess the right to notice of stockholders’ meetings and the right to vote on the election of directors or any other matter together with holders of all other classes of voting stock of the Corporation based on three thousand (3,000) votes for each share of Series A Stock owned.

iv.       Exclusion of Other Rights. Except otherwise required by law, the shares of Series A Stock shall not have any preferences or relative, participating optional or other special rights, other than those specifically set forth in these Amended Articles of the Corporation. The shares of Series A Stock shall have no preemptive or subscription rights.

v.       Protective Provisions. So long as any of the Series A Stock shall be outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the total number of shares of Series A Stock outstanding:

1.	No Alteration of Rights. Alter or change the rights, preferences, or privileges of the Series A Stock to adversely affect in any manner the Series A Stock; or

2.	No Change in Authorized Shares. Increase the authorized number of Series A Stock; or

3.	Creation of New Class of Capital Stock. Create any new class of shares having preferences over or being on a parity with the Series A Stock as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Stock then outstanding; or

4.	Repurchase of Capital Stock. Repurchase any of the Corporation’s Common Stock; or

5.	Disposition of Assets. Sell, convey, or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of or sell and leaseback, or substantially all the property or business of the corporation.

ii.	Status of Reacquired Series A Stock. Shares of Series A Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the State of Nevada) have the status of authorized and unissued shares of Preferred Stock issuable in a series undesignated and may be redesignated and reissued.

(b)	No other Series of Preferred Stock. There are no shares of any other Series of Preferred Stock authorized. This Amendment supersedes all prior certificates of designation for any other class of Preferred Stock, Series B or otherwise.

ARTICLE IV

The governing board of the Corporation shall be styled as a “Board of Directors,” and any member of such Board of Directors shall be styled as a director. The number of directors of the Corporation may be fixed and increased or decreased in the manner provided in the Bylaws of the Corporation, provided that the number of directors shall never be less than one. Vacancies and newly created directorships, whether resulting from an increase in the size of the Board of Directors or due to the death, resignation, disqualification, or removal of a director or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy shall hold office for the unexpired term of that director’s predecessor in office and until that director’s successor is duly elected and qualified shall be governed by the terms of these Amended Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors.

ARTICLE V

The personal liability of the directors and officers of the Corporation hereby is eliminated to the fullest extent permitted by Nevada Revised Statutes, Chapter 78, as the same exists or hereafter may be amended. No director or officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (i) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of Nevada Revised Statutes Section 78.300. No amendment, modification or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer having occurred before such amendment, modification, or repeal, except as otherwise required by law.

ARTICLE VI

The Corporation shall, to the fullest extent permitted by the laws of the State of Nevada, as the same exist or hereafter may be amended (but in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such laws permitted the Corporation to provide before such amendment), indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person or a person for whom such person is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director or officer of the Corporation or at the request of the Corporation as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, against and from all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Article VI or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith. The Corporation may, by action of the Board of Directors or through the adoption of Bylaws, provide indemnification to employees and agents of the Corporation, and to persons who are serving or did serve at the request of the Corporation as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, with the same scope and effect as provided to the directors and officers of the Corporation pursuant to the foregoing provisions of this Article VI.

The indemnification provided for herein shall not be deemed exclusive of any other right to which a person indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions of such person in such person’s official capacity and as to actions of such person in another capacity while holding such office. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Nevada Revised Statutes, Chapter 78. The expenses of any director or officer, current or past, incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such action, suit or proceeding upon the Corporation’s receipt of an undertaking by or on behalf of such current or past director or officer to repay the Corporation for all of such expenses if it ultimately is determined by a court of competent jurisdiction that such current or past director or officer is not entitled to be indemnified by the Corporation. The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, or who has ceased to serve at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, and shall inure to the benefit of such person’s heirs, executors and administrators. No amendment, modification or repeal of this Article VI applies to or has any effect on any right or protection of any director, officer, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, existing at the time of such amendment, modification or repeal.

ARTICLE VII

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by Nevada Revised Statutes, Chapter 78 or other statutes or laws of the State of Nevada, the Board of Directors is expressly authorized: (i) to make, adopt, amend, alter or repeal the Bylaws of the Corporation, except as and to the extent otherwise provided in such Bylaws; (ii) from time to time to adopt bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as the Board of Directors deems expedient and in the best interests of the Corporation and to the extent permitted by law; and (iii) to fix and determine designations, preferences, privileges, rights and powers, and relative, participating, optional or other special rights, qualifications, limitations or restrictions, on the capital stock of the Corporation as provided by Nevada Revised Statutes Section 78.195, unless otherwise provided herein.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Planet Resource Recovery, Inc. has caused these Amended and Restated Articles of Incorporation to be executed by a duly authorized officer on this 17 day of March 2023.

By:
Andrew Lapp CEO

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

Recreatives Industries, Inc.

Nevada Business Identification # NV19961195353
Expiration Date: 09/30/2023

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.
Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.
License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 04/04/2023.

FRANCISCO V. AGUILAR
Secretary of State

Certificate Number: B202304043527923
You may verify this certificate online at http://www.nvsos.gov